            AMENDMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT

                        AMENDMENT NO. 2 dated as of September 10, 2003, (this
                  "Amendment") to the Amended and Restated Rights Agreement dated as of October 16, 2002, (the "Rights Agreement") between Championship Auto Racing Teams, Inc. (the"Company") and Wells Fargo Minnesota, N.A. (the "Rights Agent")

            WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken prior to executing the Merger Agreement referred to below.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            SECTION 1. Amendments to Section 1. Section 1 of the Rights Agreement is hereby amended as follows:

            (a) By adding thereto a new definition (cc), which new definition should read:

            "(cc) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of September 10, 2003, by and among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation and the Company, as the same may be amended from time to time."

            (b) By adding the following sentence at the end of the definition of "Acquiring Person" in Section 1(a):

            "Notwithstanding any provision in this Rights Agreement to the contrary, none of Parent (as defined in the Merger Agreement) nor any of its Affiliates or Associates shall become an Acquiring Person as a result of the (i) adoption, approval, execution or delivery of the Merger Agreement, (ii) public announcement of such adoption, approval, execution or delivery or (iii) consummation of the Merger or any of the other transactions contemplated or permitted by the Merger Agreement."

            SECTION 2. Amendment of Section 7. Section 7(a) of the Rights Agreement hereby is amended by deleting the word "or" immediately preceding clause (iii) thereof and by adding the following new phrase immediately following clause (iii) thereof:

            "or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement)."
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            SECTION 3. Addition of New Section 35. The Rights Agreement is
amended by adding a new Section 35 thereof which shall read as follows:

            "35. EXCEPTION FOR MERGER AGREEMENT Notwithstanding any provision of this Rights Agreement to the contrary, the occurrence of (a) the adoption, approval, execution or delivery of the Merger Agreement,
            (b) the public announcement of such adoption, approval, execution or delivery or (c) the consummation of the Merger or any of the other transactions contemplated or permitted by the Merger Agreement shall not, in each case, individually or collectively, constitute a Distribution Date, a Shares Acquisition Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect any rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement or any party to the transactions contemplated thereby."

            SECTION 4. Effectiveness. When executed by the Company, this Amendment shall be deemed effective as of the date first-written above as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

            SECTION 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

            SECTION 6. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment. Each party hereto need not sign the same counterpart.

            SECTION 7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            SECTION 8. Rights Agreement as Amended. Upon the effectiveness of this amendment, the term "Rights Agreement" as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.
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            IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and the year first above written.

                                       CHAMPIONSHIP AUTO RACING
                                        TEAMS, INC.

                                       By:    /s/ Thomas L. Carter
                                            ------------------------------------
                                       Name:  Thomas L. Carter
                                       Title: Chief Financial Officer
Attest:


   /s/ Barbara Tharp
-------------------------------
Name:  Barbara Tharp
Title: Associate

                                       WELLS FARGO MINNESOTA, N.A.

                                       By:    Cindy Gesme
                                            ------------------------------------
                                       Name:  Cindy Gesme
                                       Title: Account Manager/Officer

Attest:


   /s/ Jennifer L. Leno
-------------------------------
Name:  Jennifer L. Leno
Title: Officer
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                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                              OFFICER'S CERTIFICATE

            Pursuant to Section 27 of the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of October 16, 2002, by and among Championship Auto Racing Teams, Inc. (the "Company") and Wells Fargo Minnesota, N.A., the undersigned, Thomas L. Carter, being a duly appointed officer of the Company, does hereby certify on behalf of the Company that the Amendment No. 2 to the Rights Agreement dated as of September 10, 2003, a copy of which is attached as Exhibit A to this Officer's Certificate, is in compliance with Section 27 of the Rights Agreement.

            IN WITNESS WHEREOF, the undersigned has duly executed this Officer's Certificate as of the 10th day of September, 2003.

                                          /s/ Thomas L. Carter
                                       -----------------------------------------
                                       Name:  Thomas L. Carter
                                       Title: Chief Financial Officer